EXHIBIT 3.1

AMENDED AND RESTATED

ARTICLE IX

INDEMNIFICATION OF OFFICERS,

DIRECTORS, EMPLOYEES AND AGENTS

SECTION 1. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

SECTION 2. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper.

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SECTION 3. No director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (a) any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) acts under Section 174 of the Delaware General Corporation Law, or (d) any transaction from which the director derived an improper personal benefit.

SECTION 4. To the extent that a present or former director of officer of a corporation has been successful on the merits in defense of any action, suit or proceeding referred to in Sections 1 or 2 of this Article Ninth, or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

SECTION 5. Any indemnification under Sections 1, 2 and 3 of this Article Ninth (unless ordered by a Court) shall be made by the corporation, only as authorized in the specific case, upon the determination that the indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in Sections 1, 2 or 3. Such determination shall be made with respect to a person who is a director or officer of the corporation at the time of such determination: (a) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (b) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum or (c) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (d) by the stockholders.

SECTION 6. Expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding, as authorized by the Board of Directors in the specific case, upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the corporation as authorized in this Article Ninth. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

SECTION 7. The indemnification and advancement of expenses provided or granted pursuant to this Article Ninth shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-laws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a by-law shall not be eliminated or impaired by any amendment to the certificate or incorporation or the by-laws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

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SECTION 8. The corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against the person and incurred by the person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of this Article Ninth.

SECTION 9. For purposes of this Article Ninth, reference to “the corporation” shall include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation, so that any person who is or was a director, officer, employee or agent of such a constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

SECTION 10. For purposes of this Article Ninth, reference to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Article Ninth.

Effective: March 31, 2015

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